BlackRock Funds II: BlackRock High Yield Bond Portfolio

File No. 811-22061

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ended September 30, 2011, BlackRock High Yield Bond Portfolio (the "High Yield Bond Portfolio"), a series of BlackRock Funds II (the "Registrant"), File No. 811-22061, acquired substantially all of the assets and certain stated liabilities of each of the BlackRock High Income Fund (the "High Income Fund"), a series of Blackrock Bond Fund, Inc., File No. 811-02857, and the High Income Portfolio (the "MAS: High Income Portfolio" and together with the High Income Fund, the "Target Funds" and each, a "Target Fund"), a series of Managed Account Series, File No. 811-21763 (the "Reorganization").

The Board of Trustees of the Registrant unanimously approved each Reorganization. As provided in each Agreement and Plan of Reorganization ("Reorganization Agreement"), each Target Fund transferred all of its assets to the High Yield Bond Portfolio in exchange for the assumption by the High Yield Bond Portfolio of certain stated liabilities of the Target Fund and shares of the High Yield Bond Portfolio, the shares of which were distributed by the Target Fund to the holders of its shares.

On April 1, 2011, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-173237) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the Combined Prospectus/Proxy Statement informing the shareholders of the High Income Fund and MAS: High Income Portfolio of each Reorganization. A filing on Form 497 relating to the N-14 Registration Statement was filed on May 17, 2011. The N-14 Registration Statement as filed was declared effective by the Commission on May 1, 2011. Shareholders of the MAS: High Income Portfolio approved its Reorganization at a Special Meeting of Shareholders on June 24, 2011, and shareholders of the High Income Fund approved its Reorganization at a Special Meeting of Shareholders on August 25, 2011.

On September 12, 2011 (the "Reorganization Date"), pursuant to the Reorganization Agreement, the High Income Fund transferred assets valued at $768,444,109 to the High Yield Bond Portfolio and holders of the High Income Fund's Institutional Shares, Investor A Shares, Investor B Shares, Investor C Shares and Investor C1 Shares received in exchange 25,332,521 Institutional Shares, 53,050,914 Investor A Shares, 3,404,591 Investor B1 Shares, 10,591,938 Investor C and 11,544,664 Investor C1, respectively, of the High Yield Bond Portfolio. Such shares were then distributed to the shareholders of High Income Fund on that date.

On the Reorganization Date, pursuant to the Reorganization Agreement, the MAS: High Income Portfolio transferred assets valued at $143,723,512 to the High Yield Bond Portfolio and shareholders of the MAS: High Income Portfolio received in exchange 19,450,256 Institutional Shares of the High Yield Bond Portfolio. Such shares were then distributed to the shareholders of MAS: High Income Portfolio on that date.


- 2 -